QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(L)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
ESMARK INCORPORATED
at
$19.25 NET PER SHARE
by
OAO SEVERSTAL
On Behalf of its Indirect Wholly-Owned Subsidiary ("Purchaser")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME ON JULY 18, 2008 UNLESS THE OFFER IS EXTENDED.

July 2, 2008

To Our Clients:

        Enclosed for your consideration are a Second Amendment and Supplement to the Offer to Purchase, dated July 2 (the "Supplement") to the Offer to Purchase, dated May 30, 2008 and the First Amendment and Supplement to the Offer to Purchase dated June 5, 2008 (together, as amended or supplemented from time to time, the "Offer to Purchase"), and the accompanying Letter of Transmittal (which, together with the Offer to Purchase, the Supplement and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by OAO Severstal, a Russian joint stock company ("Severstal"), on behalf of its indirect wholly-owned subsidiary, to be formed in the State of Delaware prior to the expiration of the Offer, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Esmark Incorporated, a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June 13, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent, for $19.25 per Share, net to the seller in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions set forth in the Offer to Purchase, the Supplement and in the accompanying Letter of Transmittal. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

          1.     The tender price is $19.25 net per share in cash.

          2.     The Offer is being made for all outstanding Shares.

          3.     The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, July 18, 2008 unless the Offer is extended.

          4.     The Offer is conditioned upon, among other things:

      •
      there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares, if any, then owned by Severstal or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully diluted basis immediately prior to the expiration of the Offer (including, without limitation, all shares issuable upon the exercise of any options or rights (other than the Rights)); and

      •
      the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, having expired or having been terminated prior to the expiration of the Offer.

              The Offer is also subject to certain other conditions described in Section 10 of the Supplement.

              The Offer is not conditioned on Severstal or Purchaser obtaining financing.

                5.    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

        The Offer is being made solely by the Offer to Purchase, the Supplement and the accompanying Letter of Transmittal and is being made to holders of Shares. Severstal is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Severstal becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Severstal will make a good faith effort to comply with any such law. If, after such good faith effort, Severstal cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Severstal by Merrill Lynch & Co. or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

2

Instructions with Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
ESMARK INCORPORATED

        The undersigned acknowledge(s) receipt of your letter and the enclosed Supplement, dated July 2, 2008 (the "Supplement"), and the accompanying Letter of Transmittal (which, together with the Offer to Purchase, the Supplement and any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by OAO Severstal, a Russian joint stock company, on behalf of its indirect wholly-owned subsidiary, to be formed in the State of Delware prior to the expiration of the Offer, to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Esmark Incorporated, a Delaware corporation and the associated preferred share purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of June 13, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:

Number of Shares To Be Tendered:	Shares *

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

3

QuickLinks

  Exhibit (a)(1)(L)